FOR IMMEDIATE RELEASE	For further information contact:
August 3, 2005	Randolph F. Williams
President/CEO
(765) 742-1064

LSB Financial Corp. Announces Second Quarter Results up 18%
and Payment of a Cash Dividend

LSB Financial Corp. (NASDAQ:LSBI), (the “Company”), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the quarter ended June 30, 2005. Net income increased $139,000 or 18.44% for the second quarter of 2005 to $893,000 compared to the same quarter in 2004, resulting in diluted earnings per share of $0.60. The increase was primarily due to a $260,000 increase in net interest income. Net income for the first six months of 2005 was $1.7 million compared to $1.5 million for the same period in 2004, an increase of 13.3% or $1.13 per share.

LSB President and CEO Randolph F. Williams stated, “I am extremely proud of the team we have assembled at Lafayette Savings Bank. Our dedication to remaining a community bank, offering customized solutions in a personal and highly responsive manner is clearly valued by our customers and paying dividends for our shareholders. We rank near the top of the 25 publicly traded thrifts in Indiana. Our return on equity for the year-to-date is 10.6% and the return on assets is 0.91%”.

“We continue, however, to view our local economy with guarded optimism. Despite an Indiana Department of Workforce Development preliminary unemployment rate of 4.0% for the county, we are still feeling the impact of the sluggish economy. Our non-performing assets are virtually unchanged from last quarter at $8.6 million with over 99% of those loans secured by real estate property. We monitor these loans regularly and based on our analysis we have adequate reserves to cover anticipated losses on those loans”.

Further, the Company announced today that it will pay a quarterly cash dividend of $0.16 per share to shareholders of record as of the close of business on August 5, 2005, with a payment date of September 2, 2005. This represents a 6.7% increase in the dividend when compared to the same period in 2004.

The closing market price of LSB stock on August 2, 2005, was $28.20 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Six months ended June 30, 2005	Year ended December 31, 2004

Cash and due from banks	$1,782	$2,395
Short-term investments	7,327	6,818
Securities available-for-sale	8,715	7,947
Loans held for sale	779	1,050
Net portfolio loans	329,474	317,877
Allowance for loan losses	2,264	3,098
Premises and equipment, net	6,672	6,750
Federal Home Loan Bank stock, at cost	4,197	4,110
Bank owned life insurance	2,671	2,627
Other assets	5,762	5,471
Total assets	367,379	355,045

Deposits	259,671	256,631
Advances from Federal Home Loan Bank	74,008	66,808
Other liabilities	1,864	1,213

Shareholders’ equity	31,836	30,393
Book value per share	$21.90	$20.26
Equity / assets	8.67%	8.57%
Total shares outstanding	1,466,256	1,437,250
Asset quality data:
Non-accruing loans	$7,043	$4,207
Loans past due 90 days still on accrual	778	484
Other real estate / assets owned	781	1,231
Total non-performing assets	8,602	5,922
Non-performing loans / total loans	2.35%	1.46%
Non-performing assets / total assets	2.34%	1.67%
Allowance for loan losses / non-performing loans	28.95%	66.04%
Allowance for loan losses / non-performing assets	26.32%	52.31%
Allowance for loan losses / total loans	0.68%	0.96%
Loans charged off (quarter-to-date and year-to-date, respectively)	$161	$1,520
Recoveries on loans previously charged off	30	17

	Three months ended June 30,		Six months ended June 30,
Selected operating data:	2005	2004	2005	2004
Total interest income	$5,299	$4,760	$10,421	$9,421
Total interest expense	2,348	2,069	4,593	4,062
Net interest income	2,951	2,691	5,828	5,359
Provision for loan losses	125	125	300	250
Net interest income after provision	2,826	2,566	5,528	5,109
Non-interest income:
Deposit account service charges	281	223	487	435
Gain on sale of mortgage loans	108	139	173	266
Gain on sale of securities	0	11	0	11
Other non-interest income	218	229	431	404
Total non-interest income	607	602	1,091	1,116
Non-interest expense:
Salaries and benefits	1,096	1,081	2,288	2,142
Occupancy and equipment, net	265	338	541	631
Computer service	127	94	226	190
Advertising	109	104	150	182
Other	476	440	911	774
Total non-interest expense	2,073	2,057	4,116	3,919
Income before income taxes	1,360	1,111	2,503	2,306
Income tax expense	467	357	843	832
Net income	893	754	1,660	1,474

Weighted average number of diluted shares	1,478,163	1,463,180	1,473,243	1,460,799
Diluted earnings per share	$0.60	$0.51	$1.13	$1.01

Return on average equity	11.27%	10.44%	10.60%	10.32%
Return on average assets	0.97%	0.88%	0.91%	0.88%
Average earning assets	$351,522	$326,788	$348,266	$319,294
Net interest margin	3.36%	3.29%	3.35%	3.36%
Efficiency ratio	60.38%	64.93%	62.18%	62.96%